Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Brian D. Keogh
425-453-9400

ESTERLINE REPORTS SOLID FY14 SECOND QUARTER RESULTS

Highlights:

•	Fiscal Q2 sales up 6.0% to $529.6 million year-over-year

•	GAAP EPS from continuing operations of $1.15; adjusted EPS of $1.28

•	Company reiterates full-year guidance based on integration progress and growth from program investments

BELLEVUE, Wash., May 29, 2014 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving global aerospace and defense markets, today reported fiscal 2014 second quarter (ended May 2nd) earnings from continuing operations of $37.2 million, or $1.15 per diluted share, on sales of $529.6 million. Excluding charges associated with the company’s previously announced integration activities and incremental compliance costs, adjusted earnings from continuing operations were $41.5 million, or $1.28 per diluted share.

Curtis Reusser, Esterline’s Chief Executive Officer, said, “We’re executing well, progressing on our restructuring initiatives, and seeing good trends in our order book, making us increasingly confident that we will achieve our full-year expectations.” Reusser said that he expects the positive momentum to continue, adding, “We were pleased to see a 13% increase in orders versus last year and a book-to-bill ratio of 1.1 for the quarter.” He noted that during the second quarter, Esterline experienced an improved sequential revenue trend, primarily driven by “…continued expansion in the commercial aerospace market, with build cycles for commercial platforms at historic highs.”

(more)

Page 2 of 8 Esterline Reports Second Quarter Results

Based on its solid second quarter performance and order book, the company reiterated its guidance for fiscal 2014. Excluding integration costs and specific incremental expenses related to improving compliance programs, the company expects adjusted earnings per diluted share for the full fiscal year in a range of $5.40 to $5.70, on a revenue range of $2.0 billion to $2.1 billion. Reusser said, “As we enter the second half of 2014, our business remains healthy, our end markets appear to be performing as anticipated, and we are positioned to benefit from the initial cost savings related to our integration activities and from contributions on developing programs, including the 787, the F-35 and the A400M. We’re clearly benefiting from our earlier investments.”

Integration and Compliance Activities

During the second fiscal quarter, the company continued to execute on its previously announced integration plans, which include the consolidation of facilities and improved cost efficiency through shared support services in sales and general and administrative functions. During the quarter, the company incurred integration and certain incremental compliance costs of $6.3 million, of which $2.1 million was reported as restructuring charges on the company’s income statement, $2.4 million was listed in selling, general, and administrative (SG&A) expense, and $1.8 million was reflected in consolidated gross margin. The company continues to expect total integration costs related to the announced initiatives to approximate $40 million, with $25 million to $30 million expected to be incurred in fiscal 2014 and the balance in 2015. The company also continues to expect these activities to create savings in excess of $15 million annually starting in fiscal 2016.

Results of Operations

In the second fiscal quarter of 2014, sales increased 6.0%—3.1% organically—to $529.6 million, compared with $499.6 million in the prior-year period. This growth reflects continued strength in commercial markets and revenue contributions from investments in key strategic programs, partially offset by lower sales for certain defense products.

GAAP earnings from continuing operations in the second fiscal quarter of 2014 increased 4.9% to $37.2 million, or $1.15 per diluted share, compared with the prior-year period results of $35.5 million, or $1.12 per diluted share. Excluding costs related to the company’s integration and incremental compliance activities, adjusted earnings from continuing operations were $41.5 million, or $1.28 per diluted share, an increase of 16.8% compared with the year-ago period.

(more)

Page 3 of 8 Esterline Reports Second Quarter Results

Gross margin in the second quarter of fiscal 2014 was 34.4%, compared with 36.3% in the prior year. Lower gross margin was primarily attributable to purchase accounting impacts from the acquisition of Sunbank, unfavorable product mix in some areas, and decreased aftermarket sales. Gross margin also was impacted by the inclusion of $1.8 million of integration and incremental compliance costs noted above.

Second fiscal quarter SG&A expense as a percent of sales was 18.6%, an improvement of 110 basis points from the prior-year level of 19.7%. This improvement was achieved despite the inclusion of $2.4 million in incremental compliance expenses and resulted primarily from scale related to the revenue growth in the quarter.

Research, development and engineering spending in the second quarter of fiscal 2014 was $26.8 million, or 5.1% of sales, compared with $25.7 million, also 5.1% of sales, in the year-ago period. Reusser reiterated his expectation for R&D levels “…to remain around this level for the full year.”

The company’s income tax rate in the second fiscal quarter of 2014 was 19.6% compared with 21.0% for the prior-year period. Cash flow from operations remains strong at $84.0 million through six months.

New orders in the second fiscal quarter of 2014 increased 13.6% to $561.2 million over the prior year. New orders for the first six months of fiscal 2014 were $1.06 billion compared with $0.97 billion for the same period last year. Total backlog at May 2, 2014, was $1.30 billion compared with $1.33 billion at the end of the second fiscal quarter of 2013. The decrease in order backlog primarily reflects the gradual run-off of large, long-term avionics orders booked in fiscal 2012. This was partially offset by higher order rates during the second quarter of fiscal 2014.

(more)

Page 4 of 8 Esterline Reports Second Quarter Results

For the first half of fiscal 2014, sales increased 8.0%—4.1% organically—to $1.03 billion compared with $0.96 billion in the first half of fiscal 2013. First-half fiscal 2014 GAAP earnings from continuing operations increased 11.0% to $67.3 million, or $2.08 per diluted share, compared with the prior-year period results of $60.6 million, or $1.92 per diluted share. Excluding costs related to the company’s integration and incremental compliance activities, adjusted earnings from continuing operations were $76.5 million, or $2.36 per diluted share, an increase of 26.1% compared with the year-ago period.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 866-515-2914; outside the U.S., use 617-399-5128. The pass code for the call is: 95500653.

Non-GAAP Financial Information

This press release includes non-GAAP financial measures—adjusted earnings from continuing operations and adjusted earnings from continuing operations per diluted share—that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consist of earnings from continuing operations attributable to Esterline plus the costs associated with certain integration activities—including restructuring charges—and incremental compliance costs incurred in each period presented. Adjusted earnings from continuing operations per diluted share divide each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted for each period presented.

In accordance with the SEC’s requirements, below is the reconciliation of the non-GAAP financial measures to the comparable GAAP financial measures.

(more)

Page 5 of 8 Esterline Reports Second Quarter Results

Reconciliation of Non-GAAP Financial Measures

In thousands, except per share amounts

	Three Months Ended May 2, 2014		Six Months Ended May 2, 2014
		Per Diluted Share		Per Diluted Share
Earnings From Continuing Operations
Attributable to Esterline (GAAP), Net of Tax	$37,247	$1.15	$67,325	$2.08
Restructuring Costs, Net of Tax Benefit of $1,172 and $2,920	2,349	.07	6,005	.19
Compliance Costs, Net of Tax Benefit of $908 and $1,496	1,908	.06	3,132	.09

Adjusted Earnings From Continuing Operations (non-GAAP), Net of Tax	$41,504	$1.28	$76,462	$2.36

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management uses adjusted earnings from continuing operations and adjusted earnings from continuing operations per diluted share to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes investors’ and financial analysts’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. There are limitations to these non-GAAP financial measures, because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

EDITOR: See attached Consolidated Statement of Operations, Consolidated Sales and Earnings from Continuing Operations by Segment, and Consolidated Balance Sheet

Page 6 of 8 Esterline Reports Second Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Six Months Ended
	May 2, 2014	Apr 26, 2013	May 2, 2014	Apr 26, 2013
Segment Sales
Avionics & Controls	$195,601	$192,130	$396,040	$366,700
Sensors & Systems	210,734	176,964	397,823	348,774
Advanced Materials	123,239	130,468	240,691	242,050

Net Sales	529,574	499,562	1,034,554	957,524
Cost of Sales	347,229	318,186	678,914	615,803

	182,345	181,376	355,640	341,721
Expenses
Selling, general and administrative	98,470	98,278	194,676	196,889
Research, development and engineering	26,801	25,658	53,307	48,734
Restructuring charges	2,078	—	6,874	—

Total Expenses	127,349	123,936	254,857	245,623

Operating Earnings From Continuing Operations	54,996	57,440	100,783	96,098
Interest Income	(137)	(148)	(257)	(249)
Interest Expense	8,439	11,482	17,069	21,926
Loss on Extinguishment of Debt	—	946	—	946

Earnings From Continuing Operations Before Income Taxes	46,694	45,160	83,971	73,475
Income Tax Expense	9,150	9,482	16,263	11,876

Earnings From Continuing Operations Including Noncontrolling Interests	37,544	35,678	67,708	61,599
Earnings Attributable to Noncontrolling Interests	(297)	(156)	(383)	(966)

Earnings From Continuing Operations Attributable to Esterline, Net of Tax	37,247	35,522	67,325	60,633
Loss From Discontinued Operations, Attributable to Esterline, Net of Tax	(343)	—	(343)	—

Net Earnings Attributable to Esterline	$36,904	$35,522	$66,982	$60,633

Earnings (Loss) Per Share – Basic:
Continuing Operations	$1.17	$1.14	$2.12	$1.96
Discontinued Operations	(.01)	.00	(.01)	.00

Earnings (Loss) Per Share – Basic	$1.16	$1.14	$2.11	$1.96

Earnings (Loss) Per Share – Diluted:
Continuing Operations	$1.15	$1.12	$2.08	$1.92
Discontinued Operations	(.01)	.00	(.01)	.00

Earnings (Loss) Per Share – Diluted	$1.14	$1.12	$2.07	$1.92

Weighted Average Number of Shares Outstanding – Basic	31,867	31,100	31,733	31,002
Weighted Average Number of Shares Outstanding – Diluted	32,475	31,696	32,348	31,559

Page 7 of 8 Esterline Reports Second Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Six Months Ended
	May 2, 2014	Apr 26, 2013	May 2, 2014	Apr 26, 2013
Segment Sales
Avionics & Controls	$195,601	$192,130	$396,040	$366,700
Sensors & Systems	210,734	176,964	397,823	348,774
Advanced Materials	123,239	130,468	240,691	242,050

Net Sales	$529,574	$499,562	$1,034,554	$957,524

Earnings From Continuing Operations
Before Income Taxes
Avionics & Controls	$21,567	$21,465	$46,331	$40,054
Sensors & Systems	23,099	23,207	43,337	42,208
Advanced Materials	27,367	28,623	43,371	46,267

Segment Earnings	72,033	73,295	133,039	128,529
Corporate expense	(17,037)	(15,855)	(32,256)	(32,431)
Interest income	137	148	257	249
Interest expense	(8,439)	(11,482)	(17,069)	(21,926)
Loss on extinguishment of debt	—	(946)	—	(946)

Earnings From Continuing Operations
Before Income Taxes	$46,694	$45,160	$83,971	$73,475

Page 8 of 8 Esterline Reports Second Quarter Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	May 2, 2014	Apr 26, 2013
Assets
Current Assets
Cash and cash equivalents	$207,443	$169,177
Cash in escrow	—	4,017
Accounts receivable, net	354,937	340,548
Inventories	489,230	429,961
Income tax refundable	7,481	7,170
Deferred income tax benefits	47,100	46,046
Prepaid expenses	26,917	23,310
Other current assets	5,716	3,614

Total Current Assets	1,138,824	1,023,843
Property, Plant and Equipment, Net	366,243	351,561
Other Non-Current Assets
Goodwill	1,143,226	1,107,514
Intangibles, net	581,393	595,207
Debt issuance costs, net	5,359	7,063
Deferred income tax benefits	71,330	94,477
Other assets	19,039	7,921

	$3,325,414	$3,187,586

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$118,826	$111,399
Accrued liabilities	242,615	240,689
Current maturities of long-term debt	17,980	20,844
Deferred income tax liabilities	2,727	3,184
Federal and foreign income taxes	6,012	2,886

Total Current Liabilities	388,160	379,002
Long-Term Liabilities
Credit facilities	130,000	200,000
Long-term debt, net of current maturities	519,254	558,586
Deferred income tax liabilities	184,842	201,175
Pension and post-retirement obligations	63,750	133,073
Other liabilities	49,431	34,243
Total Shareholders’ Equity	1,989,977	1,681,507

	$3,325,414	$3,187,586